Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2012 FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

San Diego, CA, March 12, 2013 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections, announced today its financial results for the fourth quarter and year ended December 31, 2012.

“As we approach the announcement of our Phase 3 top line data from the ESTABLISH 2 study near the end of this quarter, and subsequent NDA filing later this year, we are pleased to report our financial performance for 2012,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer at Trius.

At December 31, 2012, Trius had cash, cash equivalents and investments totaling $66.0 million. In January 2013, Trius raised an additional $31.6 million in net proceeds in a follow-on public offering.

For the fourth quarter of 2012, Trius reported a net loss of $14.2 million versus a net loss of $12.5 million in the comparable period in 2011. For the year ended December 31, 2012, Trius reported a net loss of $53.9 million compared to $18.3 million for the same period in 2011. The net loss during the three months and year ended December 31, 2012 was largely due to clinical and nonclinical development activities for tedizolid phosphate, our lead investigational drug in Phase 3 clinical development. For the fourth quarter of 2012, Trius reported a net loss per share of $0.36 versus $0.44 in the fourth quarter of 2011. For the year ended December 31, 2012 and 2011, Trius reported a net loss per share of $1.42 and $0.69, respectively. The increase in the net loss was primarily due to the fact that the Company received an upfront payment of $25.0 million in the prior year upon entering into a collaboration and license agreement with Bayer Pharma AG (Bayer), but received no similar payments in the current year. Aside from this one-time payment, the increase in the net loss for both the three months and year ended December 31, 2012 was largely due to higher clinical and nonclinical development expenses for tedizolid phosphate.

Revenues for the three months ended December 31, 2012 were $5.2 million compared to $5.0 million for the same period in 2011. For the year ended December 31, 2012, revenues were $27.2 million compared to $41.0 million for the same period in 2011. The decrease in revenues during the year ended December 31, 2012 was due to the $25.0 million upfront payment received from Bayer in 2011. Excluding this one-time payment, revenues for the year ended December 31, 2012 increased $11.2 million primarily due to sponsored development activities and milestone payments from our collaboration with Bayer.

Research and development expenses for the three months ended December 31, 2012 were $16.5 million compared to $13.8 million for the same period in 2011. For the year ended December 31, 2012 and 2011, research and development expenses were $69.0 million and $49.5 million, respectively. The increase in research and development expenses was primarily related to higher clinical trial and development costs for tedizolid phosphate.

General and administrative expenses for the three months ended December 31, 2012 increased to $4.7 million compared to $2.8 million for the same period in 2011. For the years ended December 31, 2012 and 2011, general and administrative expenses were $15.4 million and $11.3 million, respectively. The increase in general and administrative expenses was primarily due to an increase in commercial planning activities in 2012.

As of March 1, 2013, Trius had 47,854,151 shares outstanding.

Program Updates & Upcoming Events

In December 2012, Trius completed enrollment of its ESTABLISH 2 study, the second Phase 3 trial in acute bacterial skin and skin structure infections, or ABSSSI. The study remains on track to report top line data near the end of the first quarter in 2013. In 2012 and early 2013, Trius also completed additional clinical trials needed to support its planned New Drug Application (NDA) filing. If the ESTABLISH 2 study endpoints are met, Trius plans to file its NDA during the second half of 2013.

Pending agreement with regulatory authorities, Trius plans to initiate a Phase 3 program for the treatment of pneumonia in the second half of 2013 using the same 200 mg, once daily dose of tedizolid phosphate that is currently being tested to treat skin infections. In addition, the Company is progressing with enabling studies for its Investigational New Drug (IND) for its Gyrase-B development candidate with potent activity against Gram-negative and Gram-positive bacterial pathogens. A Phase 1 clinical trial is expected to start in 2014.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a new, novel antibiotic in Phase 3 clinical development for the treatment of ABSSSI and serious Gram-positive infections, including those caused by methicillin-resistant staphylococcus aureus (MRSA). Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer Pharma for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs, the timing of reporting top line data for the ESTABLISH 2 study, the timing of Trius’ NDA filing, the timing of the initiation of a Phase 3 program for the treatment of pneumonia and the timing of the initiation of a Phase 1 clinical trial for Trius’ Gyrase-B development candidate. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Collaboration and license fees	$4,131	$1,484	$18,659	$28,925
Contract research	1,025	3,517	8,526	12,086

Total revenues	5,156	5,001	27,185	41,011
Operating expenses:
Research and development	16,466	13,782	69,023	49,503
General and administrative	4,653	2,788	15,395	11,339

Total operating expenses	21,119	16,570	84,418	60,842

Loss from operations	(15,963)	(11,569)	(57,233)	(19,831)
Other income (expense):
Interest income	13	3	33	21
Fair value adjustment of stock warrant liability	1,723	(946)	3,276	1,558
Other income (expense)	(1)	1	(4)	2

Total other income (expense)	1,735	(942)	3,305	1,581

Net loss	$(14,228)	$(12,511)	$(53,928)	$(18,250)

Net loss per share, basic and diluted	$(0.36)	$(0.44)	$(1.42)	$(0.69)

Weighted-average shares outstanding, basic and diluted	39,618	28,597	38,083	26,517

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,370	$11,381
Short-term investments, available-for-sale	49,659	47,762
Accounts receivable	5,698	4,272
Prepaid expenses and other current assets	2,254	3,272

Total current assets	73,981	66,687
Property and equipment, net	990	1,037
Restricted cash	151	150
Other assets	152	251

Total assets	$75,274	$68,125

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,761	$3,774
Accrued liabilities	7,762	6,959
Common stock warrant liability	3,848	7,124
Current portion of deferred revenue	116	377

Total liabilities	18,487	18,234

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2012 and December 31, 2011; no shares issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at December 31, 2012 and December 31, 2011; 40,661,360 and 28,663,548 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	5	4
Additional paid-in capital	206,093	145,272
Accumulated other comprehensive income	9	7
Accumulated deficit	(149,320)	(95,392)

Total stockholders’ equity	56,787	49,891

Total liabilities and stockholders’ equity	$75,274	$68,125

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSL Group trius@mslgroup.com 781-684-0770	Stefan Loren at Westwicke Partners, LLC sloren@westwicke.com 443-213-0507